Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, $0.0001 par value per share, of Tarsus Pharmaceuticals, Inc. and further agree to the filing of this Joint Filing Agreement as an exhibit thereto. In addition, each party to this Joint Filing Agreement expressly authorizes each other party to this Joint Filing Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Date: May 13, 2022	TANG CAPITAL PARTNERS, LP
	By:	Tang Capital Management, LLC
	Its:	General Partner

	By:	/s/ Kevin Tang
		Name:	Kevin Tang
		Title:	Manager

TANG CAPITAL MANAGEMENT, LLC
	By:	/s/ Kevin Tang
		Name:	Kevin Tang
		Title:	Manager

/s/ Kevin Tang
	Name:	Kevin Tang